                                                                   EXHIBIT 10.11

                         TRANSFER RESTRICTION AGREEMENT

     This Transfer Restriction Agreement (this "Agreement") is made and entered into as of May 31, 2002, by and among Hewitt Associates, Inc., a Delaware corporation (the "Company") and Hewitt Holdings LLC, an Illinois limited liability company ("Holdings").

                                   WITNESSETH:

     WHEREAS, Holdings is the beneficial owner of shares of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common Stock"); and

     WHEREAS, Holdings and the Company desire to address herein certain rights and obligations with respect to the disposition of the Class B Common Stock as set forth in Holdings' Operating Agreement (the "Operating Agreement").

     NOW, THEREFORE, in consideration of the premises, covenants and provisions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        LIMITATIONS ON TRANSFER OF SHARES

     Section 1.1. Holdings hereby certifies that (a) Section 6 of its Operating Agreement contains certain restrictions on transfer of shares of Class B Common Stock it beneficially owns (the "Transfer Restriction Provisions") and (b) Exhibit A is a true and complete copy of the Operating Agreement as in effect on the date hereof and no action has been taken for the purpose of effecting any amendment or modification thereof.

     Section 1.2. Holdings agrees that it shall not sell, transfer, pledge or otherwise dispose, whether directly or indirectly, whether or not for value, or distribute shares of Class B Common Stock for a period of two years from the date of the initial public offering of the Company's common stock (the "IPO"), except: (a) with the approval of the independent directors of the Company, on the basis of a determination that such action is in the best interests of the Company or is otherwise appropriate in light of a particular individual's economic hardship or (b) distributions to owners resident outside of North America upon approval of Holdings' Executive Committee or (c) distributions to owners after the first anniversary of the IPO.

     Section 1.3. Holdings agrees that any distribution to an owner of shares of Class B Common Stock prior to the second anniversary of the date of the IPO, will be subject to the condition that each such owner agrees to be bound by the Transfer Restriction Provisions through the second anniversary of the date of the IPO.

     Section 1.4. Holdings agrees that it shall not amend or waive the Transfer Restriction Provisions or the provisions of Section 6 of its Operating Agreement governing goodwill shares and the market value of such shares without the approval of the independent directors of the

Company on the basis of a determination that such action is in the best interests of the Company or is otherwise appropriate in light of a particular individual's economic hardship.

                                   ARTICLE II

                         OTHER AGREEMENTS OF THE PARTIES

     Section 2.1. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Holdings and the Company.


                                   ARTICLE III

                                  MISCELLANEOUS

     Section 3.1. Term of the Agreement. This Agreement shall remain in full force and effect until the fourth anniversary of the date of the IPO unless sooner terminated by the Company.

     Section 3.2. Amendment. The provisions of this Agreement may be amended only with the written consent of the Company and Holdings.

     Section 3.3. Waivers. The failure of the Company at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by the Company of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement. Either party may waive the provisions of this Agreement, provided, however, that the Company may only waive provisions of this Agreement with the approval of the independent directors of the Company, on the basis of a determination that such action is in the best interests of the Company or is otherwise appropriate in light of a particular individual's economic hardship.

     Section 3.4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 3.5. Notices. Any communication, demand or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by facsimile to a party at its address as follows:

     If to Holdings, to:        100 Half Day Road
                                Lincolnshire, Illinois 60069
                                Attention: General Counsel.

     If to the Company, to: 100 Half Day Road

                          Lincolnshire, Illinois 60069
                          Attention: General Counsel.

Any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by facsimile.

     Section 3.6. Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

     Section 3.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                                      * * *

     IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the dates indicated.

HEWITT ASSOCIATES, INC.



By: /s/ Dale L. Gifford
Printed Name: Dale L. Gifford
Title: Chief Executive Officer

HEWITT HOLDINGS LLC



By: /s/ Gerald I. Wilson
Printed Name: Gerald I. Wilson
Title: Chairman of the Executive Committee
and Authorized Representative

                                                     EXHIBIT A

                                                     Hewitt Holdings L.L.C.

                                                     Operating Agreement

                                                     Amended and Restated as of
                                                     May 30, 2002

Contents

================================================================================
Section 1 - General .........................................................  1
Section 2 - Definitions .....................................................  3
Section 3 - Executive Committee .............................................  6
Section 4 - Allocation of Firm Earnings .....................................  8
Section 5 - Withdrawal of Funds .............................................  9
Section 6 - Stock of Hewitt Associates, Inc. ................................ 10
Section 7 - Indemnity ....................................................... 13
Section 8 - Miscellaneous ................................................... 14

--------------------------------------------------------------------------------
Hewitt Associates

Section 1 - General

     1.1 The name of the Firm shall be "Hewitt Holdings L.L.C." The Firm and its subsidiaries shall conduct a business of providing consulting, administration, and related services and of managing, trading in, and disposing of the Firm's real estate assets. The Firm may exercise all powers reasonable or necessary to pursue the same. In addition, the Firm may engage in and do any act concerning any or all lawful businesses for which limited liability companies may be organized under Illinois law. The principal office of the Firm shall be in the County of Lake, State of Illinois, U.S.A., or in such other location as may from time to time be established by the Executive Committee.

     1.2 The death of an Owner shall not operate to dissolve the Firm, but shall merely terminate the Owner's membership in the Firm.

     1.3 No Owner shall, without the written consent of the Executive Committee, take any of the following actions or permit any of them to occur (collectively, a "transfer"): the assignment, mortgaging, sale, pledge or other encumbrance or disposition of an Owner's ownership interest in the Firm or the entering into of any agreement whereby any person shall acquire any interest (whether voluntarily, involuntarily by operation of law or otherwise) with respect to an Owner's ownership interest in the Firm; provided that, if written consent of the Executive Committee is granted, no such person by virtue of such transfer shall become an Owner in the Firm.

     1.4 Each Owner shall have the right to inspect the books and records of the Firm; provided however, that information about an Owner's individual accounts or share of Firm Earnings will not be disclosed to any other Owners other than the members of the Executive Committee and other Owners and employees designated by the Executive Committee for administrative purposes, except as provided herein.

     1.5 This Agreement and the Articles of Organization may be amended upon the written approval of seventy-five percent (75%) of Owners based on Sharing Percents. Any other approval of Owners required by this Agreement shall consist of the written acceptance of sixty-seven percent (67%) of Owners based on Sharing Percents, except in the case of approvals required under Section Three (Executive Committee), in which case approval shall be by a majority of Owners based on Sharing Percents. For purposes of this Agreement, an e-mail received from an Owner shall be deemed to be a writing through which an Owner may indicate any approval, acceptance, or consent required by this Agreement.

     1.6 This Agreement is subject to, and governed by, the Illinois Limited Liability Company Act and the Articles of Organization of the Firm (the "Articles") filed with the Illinois Secretary of State. This Agreement and the Articles constitute the entire agreement among the Owners and no Owner shall have any rights that are not specified herein. This Agreement shall be

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Hewitt Associates                      1
construed and enforced in accordance with the laws and judicial decisions of the State of Illinois. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Illinois Limited Liability Company Act or the provisions of the Articles, such provisions of the Illinois Limited Liability Company Act or the Articles, as the case may be, will be controlling.

     1.7 No Owner shall be liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation or liability of the Firm, except as provided by law. No Owner shall be required to loan any funds to the Firm. Except as may be expressly provided otherwise herein, no Owner shall be required to make any contribution to the Firm by reason of any negative balance in such Owner's Capital Account, nor shall any negative balance in an Owner's Capital Account create any liability on the part of the Owner to any third party. This Agreement does not create, directly, indirectly or contingently, any third party beneficiary rights.

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Hewitt Associates                      2

Section 2 -- Definitions

     2.1 Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein, and when the defined meaning is intended, the term is capitalized:

            (a) Beneficiary: The party or parties selected by an Owner pursuant to Section 8.1 who are to receive payments due from the Firm in case of the Owner's death

            (b) Book Value: The book value per share of the Corporation's Class A Common Stock as of the end of the Corporation's most recent fiscal quarter for which financial results have been reported, determined in accordance with United States generally accepted accounting principles.

            (c) Capital: The Capital of the Firm shall consist of the excess of the assets of the Firm business over the Firm liabilities as shown on the Firm's books.

            (d) Capital Account: The balance of an Owner's Capital Account as of any specified time.

            (e) Change in Control: The occurrence of any of the following events:

                   (i) The acquisition by any individual, entity, or group of beneficial ownership of thirty percent (30%) or more of the combined voting power of Hewitt Associates, Inc.'s (the "Company's") then outstanding securities with respect to the election of directors of the Company;

                   (ii) The consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock of the resulting entity and of the combined voting power of the outstanding securities entitled to vote for the election of directors of such entity; or

                   (iii) Individuals who, as of the effective date of a transaction, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such board; provided, that any individual who becomes a director of the Company subsequent to the effective date, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the

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Hewitt Associates                      3

Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board shall not be deemed a member of the Incumbent Board.

         (f) Corporation: Hewitt Associates, Inc., a Delaware corporation.

         (g) Disability: The meaning given thereto in the long term disability plan of the Corporation as in effect from time to time.

         (h) Firm: Hewitt Holdings L.L.C., the limited liability company formed under the Illinois Limited Liability Company Act ("Act") or any successor thereto.

         (i) Firm Earnings: The consolidated net income of the Firm, determined in accordance with generally accepted accounting principles with such exceptions as the Firm may from time to time establish through Executive Committee resolution.

         (j) Fiscal Year: The fiscal year of the Firm, which shall commence on October 1 and terminate on September 30 unless otherwise determined by the Executive Committee;

         (k) IPO Date: The date on which the Corporation consummates the first public offering pursuant to an effective registration statement under the Securities Act, other than on Form S-4 or S-8 or their then equivalents or any successor form thereto, covering the offer and sale by the Corporation of its shares of Class A Common Stock.

         (l) Market Value: An amount per share of the Corporation's Class A Common Stock equal to (a) the average closing sale price per share of Class A Common Stock for the five (5) trading days immediately preceding the date as of which the Market Value is to be determined as officially reported on the principal national securities exchange on which the shares of Class A Common Stock are then listed or admitted to trading; provided that if no sale takes place on any such date, the applicable price for such date shall be the average of the closing bid and asked prices, (b) if the shares of Class A Common Stock are not then listed or admitted to trading on a national securities exchange but are designated as a national market system security by the NASD, the average of the last trading price per share of Class A Common Stock for the five (5) trading days immediately preceding the date as of which the Market Value is to be determined; provided that if no sale takes place on any such date, the applicable price for such date shall be the average of the closing bid and asked prices, or (c) if the shares of Class A Common Stock are not so designated, the average of the closing bid and asked price per share of Class A Common Stock for the five (5) trading days immediately preceding the date as of which the Market Value is to be determined as shown by the NASD automated quotation system.

         (m) Member: A voting member of the Executive Committee.

         (n) Owner: One of the members (as defined in the Act) of the Firm listed in Appendix A.

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Hewitt Associates                      4

         (o) Previous Operating Agreement: The Hewitt Holdings LLC Operating Agreement as amended March 1, 2001.

         (p) Sharing Percent: An Owner's balance of Deferred Compensation related to real estate as of September 30, 2001 under the Previous Operating Agreement divided by the total equivalent balances of all Owners. When former Owners are included in the allocation pursuant to Section 4.01, their percent shall be determined based on their balance of Deferred Compensation related to real estate at the time they ceased being Owners, with adjustments for all Owners based on the timing or expected timing of receipt of payments and based on other adjustments described in the IPO Plan adopted pursuant to the Previous Operating Agreement. The Executive Committee shall notify each Owner of the Owner's Sharing Percent but not the Sharing Percent of other Owners.

     2.2 Except when otherwise indicated by the context, (i) the use of any term in the singular may also include the plural, and (ii) any calculation with respect to a fiscal year or other period prior to the creation of the Firm shall be made based upon an identical calculation with respect to the Firm's general partnership predecessor, Hewitt Associates, and any predecessor thereof, with the partners in such predecessor entity being considered owners for the purposes of such calculation.

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Hewitt Associates                      5

Section 3 -- Executive Committee

         3.1 The management functions of the business shall be vested in an Executive Committee (the "Committee") which shall have full and complete powers of management and administration over the affairs of the Firm, except as otherwise provided herein. Without limiting the generality of the foregoing, the Committee shall have authority to borrow money, to open bank accounts, to invest in securities and other assets, to mortgage, pledge, lease, hypothecate, grant security interests in, sell and otherwise deal with the assets of the Firm, to guarantee indebtedness or other obligations of others, to confess judgment or to submit a Firm claim or liability to arbitration or reference. No Owner shall assume or exercise any such powers unless they have been specifically delegated to such Owner by the Committee, nor shall any Owner bind the Firm without the consent of the Committee. No Member shall be liable to any other Owner or to the Firm by reason of the actions of the Committee except in the case of fraud or gross negligence.

         3.2 Effective October 1, 2002, the Committee shall consist of five Members, who shall be Owners or former Owners. Prior to such date, the committee under the Previous Operating Agreement shall continue as the Committee. The Committee may appoint one or more Owners as non-voting members of the Committee from time to time. Members of the Committee shall be appointed for indefinite terms. A Member shall continue in office until such Member's successor has been appointed.

         3.3 The act of not less than three Members on the Committee at a meeting shall be an act of the Committee. At least two days' notice must be given to each Member of the time, place, and subject matter of a meeting; provided that lack of such notice may be waived by a Member. Unless otherwise restricted by the Articles or by applicable law, Members, or any participants on a committee created by the Committee, may participate in a meeting of the Committee or such committee thereof by means of telephonic conference or similar communications equipment whereby all persons participating in the meeting can hear and speak to each other, and participation in a meeting in such manner shall constitute presence in person at such meeting. Action may be taken other than at a meeting upon the unanimous consent of all Members to the proposed action.

         3.4 The Committee shall appoint one Member as Chairman and another as Vice Chairman. The Committee may also reappoint or remove the Chairman or Vice Chairman.

         3.5 A Member who is appointed as Chairman shall continue as Chairman for the remainder of such Member's term as a Member or until such earlier time as the Chairman is removed from such position by the Committee. In the event of the resignation, removal, or retirement of a Chairman, the Committee shall appoint another Chairman. The Committee, in its discretion, may require that a Chairman give six months' notice before such Chairman's resignation or retirement becomes effective.

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Hewitt Associates                      6

         3.6 A Member who is appointed Vice Chairman shall continue as Vice Chairman for the remainder of such Member's term as Member or until such earlier time as the Vice Chairman is removed from such position by the Committee. The Vice Chairman shall act as Chairman in the absence of the Chairman or upon the Chairman's inability or unwillingness to act, and shall perform such duties as are assigned to the Vice Chairman by the Chairman. In the event of the death or disability of the Chairman, the Vice Chairman shall become Chairman.

         3.7 The Chairman, with the concurrence of the Vice Chairman, shall appoint a Secretary of the Committee, who, if not a Member, shall have no vote in the actions of the Committee.

         3.8 Appointments to the Committee shall be by the Chairman or the Chairman-designate, if there is to be a new Chairman, subject to the approval of a majority of the Members and subject to approval of the Owners.

         3.9 In the performance of its duties, the Committee may appoint individuals or committees, who need not be Owners, to act in an advisory capacity or to act in an executive capacity ("Designees"), in which case it may delegate to such Designees such powers as may be required to perform its functions.

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Hewitt Associates                      7

Section 4 -- Allocation of Firm Earnings

         4.1 Firm Earnings shall be allocated in proportion to Owners' Sharing Percents until Owners have received an amount equal to 150% of their Deferred Compensation balances related to real estate under the Previous Operating Agreement. From that point forward, Firm Earnings shall be allocated in proportion to Sharing Percents including former Owners.

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Hewitt Associates                      8

Section 5 -- Withdrawal of Funds

         5.1 The Committee shall by resolution establish uniform rules for the withdrawal of funds. These rules shall be based on the Committee's determination of the Firm's financial condition. No withdrawals shall be made without the consent of the Committee.

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Hewitt Associates                       9

Section 6 -- Stock of Hewitt Associates, Inc.

         6.1 Pursuant to Section 13 of the Previous Operating Agreement, Owners approved an IPO Plan under which the Firm owns common stock in the Corporation. This Section 6 covers the ownership and ultimate transfer of ownership of such stock. The Executive Committee shall have the authority to establish different arrangements for Owners temporarily or permanently resident outside the United States.

         6.2 All common stock shall be held in the name of the Firm and allocated to the Capital Accounts of Owners in accordance with the IPO Plan. Each Owner shall be entitled to vote the stock included in his or her Capital Account pursuant to the terms of the Certificate of Incorporation of Hewitt Associates, Inc.

         6.3 An Owner shall be entitled to all shares initially included in his or her Capital Account, except that an Owner shall be entitled only to the Book Value of those shares designated as goodwill shares under the IPO Plan ("Goodwill Shares") if the Owner ceases to be employed by the Corporation or its subsidiaries before the age of 55 and 10 years of service except as a result of death or Disability (a "Termination Event"). Upon the occurrence of a Termination Event, each Goodwill Share in a terminated Owner's Capital Account shall automatically be converted into a number of shares of the Corporation's Class B common stock equal to the following, unless the Executive Committee approves an additional entitlement:

         1-(C* (1 - A / B)))

         where:

         A = the lesser of (i) B or (ii) the Book Value;

         B = the Market Value per share of Class A Common Stock as of the date the Terminated Owner ceases to be employed by the Corporation or its subsidiaries; and

         C = (i) prior to the first anniversary of the IPO Date, 100%;

             (ii) on or after the first anniversary of the IPO Date, but prior to the second anniversary of the IPO Date, 75%;

             (iii) on or after the second anniversary of the IPO Date, but prior to the third anniversary of the IPO Date, 50%;

             (iv) on or after the third anniversary of the IPO Date, but prior to the fourth anniversary of the IPO Date, 25%; and

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Hewitt Associates                      10

               (v) on or after the fourth anniversary of the IPO Date, 0.

         If a Termination Event occurs and, in the opinion of the Board of Directors of the Corporation or the subsidiary of the Corporation by which the Owner was employed, the terminated Owner violates the terms of his or her noncompetition agreement with the Corporation within two years after so leaving, then any shares held by the Firm shall be available to satisfy the Owner's obligations pursuant to such agreement.

During the four years following the IPO Date and with twelve (12) months notice to the Executive Committee, an Owner may retire as early as age 52 with all shares at market value except for the following percentage of the Owner's Goodwill Shares to which the Owner would otherwise be entitled only to Book Value according to the formula above. The percentage is six percent (6%) less two-tenths of one percent (.2%) per full year of ownership over ten years times the number of years (including fractional years determined in whole months) the Owner is retiring before the month the Owner reaches age 55.

(Percentage = (6% - .2% x (full years of ownership over 10)) x years before age
55)

         Any distributions of shares while an Owner is still employed by the Corporation shall be deemed to be taken first from shares to which the Owner is entitled to full value.

         At the end of each year following the IPO Date, any Goodwill Shares that have been surrendered pursuant to the formula above together with any shares of restricted stock forfeited by employees of the Corporation, shall be allocated as full value shares among Owners who are actively employed by the Corporation at that time and among retired and deceased Owners based on their original relative Goodwill Shares.

         6.4 The Firm shall not sell, transfer, pledge or otherwise dispose, whether directly or indirectly, whether or not for value, or distribute shares of Class B Common Stock of the Corporation for a period of two years from the date of the initial public offering of the Corporation's common stock (the "IPO"), except: (a) with the approval of the independent directors of the Corporation, on the basis of a determination that such action is in the best interests of the Corporation or is otherwise appropriate in light of a particular individual's economic hardship or (b) distributions to Owners resident outside of North America upon approval of the Firm's Executive Committee or (c) distributions to Owners after the first anniversary of the IPO. Any distribution to an Owner of shares of Class B Common Stock of the Corporation prior to the second anniversary of the date of the IPO will be subject to the condition that each such Owner agrees not to sell, transfer, pledge or otherwise dispose, whether directly or indirectly, whether or not for value, or distribute such shares prior to the second anniversary of the date of the IPO, unless otherwise approved by the independent directors of the Corporation, on the basis of a determination that such action is in the best interests of the Corporation or is otherwise appropriate in light of a particular individual's economic hardship.

         6.5 In order to ensure an orderly flow of the Corporation's shares to the public market following the IPO Date, all shares allocated to the Capital Accounts of Owners and former Owners

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Hewitt Associates                      11
will be subject to a registration rights agreement between the Firm and the Corporation that permits the sale in a registered, underwritten offering of up to approximately twelve percent (12%) of such shares after the first anniversary of the IPO Date and in two additional underwritten offerings prior to the third anniversary of the IPO Date, subject to the reasonable judgment of the Corporation's Board of Directors based upon factors including the post-IPO share price performance, equity market conditions, other issuances of the Corporation's securities, and operating results for the Corporation. Sales after the third anniversary of the IPO may also be restricted based on the reasonable judgment of the Corporation's Board of Directors.

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Hewitt Associates                      12

Section 7 -- Indemnity

         7.1 In this Section 7, "Loss" means any: (i) claim, action, proceeding, judgment, fine or penalty involving any judicial or administrative proceeding, arbitration or other so-called alternative dispute resolution mechanism (whether civil, criminal or administrative) and any (ii) damage, loss, liability or expense of any kind, including but not limited to legal fees, out-of-pocket expenses, court costs and other costs.

         7.2 The Firm shall defend, indemnify and hold harmless (the "Indemnification") the following persons ("Indemnitees"):

              (i)  each Member of the Executive Committee; and

              (ii) any Designee of and the Secretary of the Executive Committee

              against any Loss arising out of the performance of their duties relating to the Executive Committee or the Firm, provided that the Indemnification shall not include any Loss arising from acts or failures to act which constitute gross negligence or fraud or breach of a fiduciary duty to the Firm.

         7.3 For the purpose of Section 7, a "Designee" includes any Owner serving at the specific written request of the Firm as a director, officer, trustee, fiduciary, partner, employee or agent of an entity other than the Firm (including, but not limited to, service with respect to any subsidiary or employee benefit plan).

         7.4 As soon as any Indemnitee receives notice of any Loss for which the Indemnitee has the right to claim Indemnification, within 30 days thereafter, such Indemnitee shall give notice in writing both to the Committee and to the General Counsel of the Firm.

         7.5 The rights conferred on any person by this Section shall not be exclusive of any rights which such person may have or hereafter acquire under any statute, provision of the Articles, Agreement, vote of the Committee or otherwise.

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Hewitt Associates                      13

Section 8 -- Miscellaneous

         8.1 Each Owner shall designate in writing a Beneficiary to receive any distributions under this Agreement in the event of such Owner's death. The designation may be changed from time to time by a further designation in writing submitted to the Committee. If an Owner fails to designate a Beneficiary, or if the Beneficiary predeceases the Owner or dies simultaneously with the Owner, then payments shall be made to such person or persons from among the natural objects of the Owner's bounty, the Owner's dependents, or the Owner's estate as the Committee in its sole discretion shall elect.

         8.2 "Work Product" shall mean information treated as proprietary, secret, or confidential by the Firm or any client or information which is not generally known to those outside the Firm relating to (i) the business, conduct or operations of the Firm or any of the Firm's clients, or (ii) any research, publications, processes, methods, techniques, computer programs, client lists, client requirements, reports, report formats, discussion guides, or similar material used in connection with the Firm's business, or (iii) the enhancement of, or possible new uses or applications for, any such item or service.

              While an Owner and at all times thereafter, each Owner agrees to respect the confidentiality of any information received as a result of such Owner's association with the Firm and agrees not to disclose to others or publish any Work Product. Each Owner further agrees that each Work Product conceived, developed, or improved upon solely by such Owner or in conjunction with other Firm personnel or by other Owners or associates shall be the exclusive property of the Firm; and upon ceasing to be an Owner for any reason whatsoever, such Owner will not, without the written consent of the Executive Committee, take any such Work Product or copies thereof, nor will such Owner attempt to use or duplicate such Work Product, nor will such Owner reveal it to anyone.

         8.3 Limitation on Authority of Owners. No Owner is an agent of the Firm solely by virtue of being a member of a limited liability company, and no Owner has authority to act for the Firm solely by virtue of being a member of a limited liability company. This Section supersedes any authority granted to the Owners pursuant to the Act. Notwithstanding any other provision contained herein, any Owner who takes any action or binds the Firm in violation of this Section shall be solely responsible for any loss, cost and expense incurred by the Firm (including, without limitation, reasonable attorneys' fees) as a result of the unauthorized action and such Owner shall indemnify and hold the Firm and its officers harmless with respect to all such loss, cost or expense.

         8.4 Fiduciary Duties of the Committee. Notwithstanding anything expressly or implicitly contained in this Agreement to the contrary, it is understood and agreed that, pursuant to the provisions of this Agreement and the Act, the committee has a fiduciary duty to the Owners to manage and operate the Firm and the Firm's business and to perform its respective duties as a Committee in the best interests of the Firm and its Owners and with such care as an ordinarily

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prudent person in a like position would use under similar circumstances, and, in exercising the rights, powers and authority granted to the Committee under this Agreement, the Committee is bound to act at all times in accordance with such fiduciary duties.

         8.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together such counterparts shall be deemed one and the same instrument.

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